EXHIBIT 99.1

Tuesday Morning Corporation Announces Fourth Quarter and Fiscal 2018 Results

  Surpasses $1.0 billion in sales in Fiscal 2018 for the first time in Company history
  Third and fourth quarter combined comparable store sales increased 5.6%
  Fourth quarter net sales increased 3.1% to $230.5 million; comparable store sales increased 2.4%
  Fourth quarter gross margin increased approximately 200 basis points from prior year

DALLAS, Aug. 21, 2018 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ: TUES), one of the original off-price retailers currently with over 715 stores across the United States specializing in name-brand, high-quality products for the home, including upscale textiles, furnishings, housewares, gourmet food, toys and seasonal decor, today announced financial results for the fourth quarter and fiscal year ended June 30, 2018.

Steve Becker, Chief Executive Officer, stated, “Our fourth quarter and spring results demonstrate continued momentum at Tuesday Morning with our comparable store sales coming in at the high end of our previous guidance.  For the second half of fiscal 2018, we saw strong comparable sales, positive performance in our base stores, improvement in inventory turn and overall inventory freshness and, despite transportation headwinds, gross margin improvement of approximately 250 basis points.  While much work remains to be done, we are pleased with the progress we have made to date and are focused on continued opportunities to drive further sales productivity in our store base while increasing overall profitability.”

Fourth Quarter Fiscal 2018 Results of Operations

  Net sales were $230.5 million, compared to $223.6 million for the fourth quarter of fiscal 2017.  The Company’s sales comparison to the prior year is impacted by the net closure of five stores during the last twelve months.

  Comparable store sales increased 2.4% compared to the same period a year ago, and were comprised of a 1.4% increase in customer transactions along with a 1.0% increase in average ticket.  During the fourth quarter, nine stores were relocated, two stores were opened, and one store was expanded, for an ending store count of 726 as of June 30, 2018.  Sales at the 45 stores relocated during the past 12 months increased approximately 50% on average for the fourth quarter of fiscal 2018 as compared to the prior year quarter and contributed approximately 310 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.  The Company's third quarter was positively impacted while the fourth quarter was negatively impacted, each by approximately 300 basis points, due to a shift of a promotional event and the timing of Easter.  For the six month period ending June 30, 2018, which eliminates the impact of the shift in holiday and promotional events, comparable store sales increased 5.6%.

  Gross profit increased $6.7 million to $77.0 million compared to $70.3 million of gross profit in the fourth quarter of fiscal 2017.  Gross margin for the fourth quarter of fiscal 2018 was 33.4% compared to 31.4% last year.  The increase in gross margin for the quarter was driven by a significant decrease in net supply chain costs as a percentage of sales recognized in the fourth quarter fiscal 2018 compared to the prior year.  Those prior year elevated costs were incurred primarily due to the supply chain issues the Company experienced in fiscal 2017.  In the current year, the Company has realized cost efficiencies in its distribution operations, along with reduced markdowns and continued improvement in initial merchandise mark-up which have contributed to improvements in gross margin.  Partially offsetting these improvements were increased current year freight costs.

  Selling, general and administrative expenses (SG&A) decreased $0.9 million to $86.5 million in the fourth quarter of fiscal 2018, compared to $87.4 million in the same period last year.  As a percentage of net sales, SG&A was 37.5% for the fourth quarter of fiscal 2018 compared to 39.1% in the same period last year, leveraging approximately 160 basis points.  This decrease in SG&A as a percentage of net sales was driven primarily by leveraging store labor costs, reduced advertising expenses due in part to promotional timing, and reduced real estate projects and related expenses, as well as reductions in certain corporate expenses, including labor, severance and share-based compensation costs, which decreased both in dollars and as a percentage of net sales in the current year quarter from the prior year quarter.  Partially offsetting these decreased costs were higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate.

  The Company’s operating loss for the fourth quarter of fiscal 2018 was $9.4 million, compared to an operating loss of $17.1 million in the fourth quarter of fiscal 2017, an improvement of 45%.

  The Company reported a net loss of $10.3 million, or $0.23 per share, for the fourth quarter of fiscal 2018 compared to a net loss of $17.3 million, or $0.39 per share, for the fourth quarter of fiscal 2017.

  EBITDA, a non-GAAP measure, was negative $2.8 million for the fourth quarter of fiscal 2018, compared to EBITDA of negative $11.1 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was negative $2.0 million for the fourth quarter of fiscal 2018, compared to Adjusted EBITDA of negative $9.8 million for the prior year period, primarily driven by the change in net loss as compared to the prior year period as adjusted for incremental costs relating to the ramp-up of the Company’s Phoenix distribution center in the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Fiscal 2018 Results of Operations

  Net sales were $1.0 billion, compared to $966.7 million for fiscal 2017.  The Company’s sales comparison to the prior year is impacted by the net closure of five stores during the last twelve months.

  Comparable store sales increased 3.9% compared to the prior year, and were comprised of a 2.9% increase in customer transactions, along with a 1.0% increase in average ticket.  During fiscal 2018, 45 stores were relocated, 15 stores were opened, eight stores were expanded, and 20 stores were closed, for an ending store count of 726 as of June 30, 2018.  Sales at the 45 stores relocated during the past 12 months increased approximately 58% on average for fiscal 2018 as compared to the prior year and contributed approximately 370 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross profit increased $20.3 million to $341.0 million compared to $320.7 million of gross profit in fiscal 2017.  Gross margin for fiscal 2018 was 33.9% compared to 33.2% last year.  The increase in gross margin was primarily due to improvements in initial merchandise mark-up and reduced markdowns, along with reduced distribution and freight costs recognized in the current year from the elevated costs incurred in the prior year as a result of the supply chain issues the Company experienced in fiscal 2017.  In the current year, the Company has achieved and recognized cost efficiencies in its distribution operations, partially offset by increased current year freight costs.

  SG&A increased $8.9 million to $361.9 million in fiscal 2018, compared to $353.0 million in the prior year.  As a percentage of net sales, SG&A decreased to 36.0% for 2018 from 36.5% in fiscal 2017.  This decrease in SG&A as a percentage of net sales was driven primarily by reductions in certain corporate expenses, including labor, severance, and share-based compensation costs, and legal and professional fees, which decreased both in dollars and as a percentage of net sales in the current year from the prior year, along with reduced promotional spending.  Partially offsetting these decreased costs were higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate.

  The Company’s operating loss for fiscal 2018 was $21.0 million, compared to an operating loss of $32.3 million for the prior year, an improvement of 35%.

  The Company reported a net loss of $21.9 million, or $0.50 per share, for fiscal 2018 compared to a net loss of $32.5 million, or $0.74 per share, for the prior year.  The Company’s net loss in the current year reflects a favorable tax impact of approximately $0.6 million resulting from recent tax law changes.

  EBITDA, a non-GAAP measure, was $5.6 million for fiscal 2018, compared to EBITDA of negative $9.6 million for the prior year.  Adjusted EBITDA, a non-GAAP measure, was $9.6 million for fiscal 2018, compared to Adjusted EBITDA of negative $2.8 million for the prior year, primarily driven by the change in net loss as compared to the prior year as adjusted for incremental costs relating to the ramp-up of the Company’s Phoenix distribution center in the prior year.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended fiscal 2018 with $9.5 million in cash and cash equivalents.  The Company had $38.5 million outstanding under its line of credit with availability on the line of $60.5 million.  Inventories at the end of fiscal 2018 were $234.4 million compared to $221.9 million at the end of fiscal 2017.  The increase in inventory was driven primarily by higher distribution center and in-transit inventory levels, in support of increased sales trends and in preparation for the fall selling season.   The Company’s inventory turnover for the trailing five quarters as of June 30, 2018 was 2.8 turns, an improvement of approximately 12% from the trailing five quarter turnover as of June 30, 2017 of 2.5 turns.

Fiscal Year 2019 Outlook
The Company currently expects comparable store sales for fiscal 2019 to increase 3% to 5%.  The Company also expects year over year improvement in gross margin driven by improved product margin and lower supply chain expenses, partially offset by higher transportation costs.  Selling, general and administrative expenses are expected to deleverage modestly due to the normalization of incentive compensation based on the Company’s expectation of achieving its fiscal 2019 financial goals and the impact of retention costs as disclosed in its third quarter fiscal 2018 filing with the Securities and Exchange Commission.  For the year, the Company expects significant EBITDA improvement compared to fiscal 2018.

The Company currently plans to open 10 to 12 new stores, relocate 15 to 20 stores, expand one to three stores and close 20 to 30 stores in fiscal 2019.  Net capital expenditures for fiscal 2019 are expected to be in the range of approximately $15 million to $20 million.  The reduced level of capital spend from prior years reflects fewer relocations and new stores, partially offset by higher investments in information technology.  The Company currently does not anticipate its fiscal 2019 ending net debt balance to increase from its fiscal 2018 ending position and currently expects to have approximately $65 million of availability on its line of credit at its seasonal borrowing peak.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale textiles, furnishings, housewares, gourmet food, toys and seasonal decor.  Based in Dallas, Texas, the Company opened its first store in 1974 and operates over 715 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review fourth quarter and fiscal 2018 financial results and provide a general business update today, August 21 2018, at 8:00 a.m. Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, August 21, 2018 through 10:59 a.m., Central Time, Friday, August 24, 2018 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 2168059.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, EBITDA and Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of EBITDA and Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they describe management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations, future financial position, and their current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release also include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, EBITDA and Adjusted EBITDA projections, liquidity, capital expenditure plans, inventory management plans, productivity of the Company’s store base, real estate strategy and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company believes are not representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA:

The following table reconciles net loss, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in thousands)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Net loss (GAAP)	$(10,296)	$(17,321)	$(21,938)	$(32,542)
Depreciation and amortization	6,585	5,714	25,672	21,349
Interest expense, net	580	416	2,030	1,443
Income tax provision/(benefit)	292	84	(139)	197
EBITDA (non-GAAP)	$(2,839)	$(11,107)	$5,625	$(9,553)
Share-based compensation expense (1)	703	960	3,433	4,184
Cease-use rent expense (2)	89	575	487	1,135
Phoenix distribution center related expenses (3)	—	—	—	2,196
Stockholder nominations related expenses (4)	—	—	408	—
Gain on sale of assets (5)	—	(185)	(371)	(741)
Adjusted EBITDA (non-GAAP)	$(2,047)	$(9,757)	$9,582	$(2,779)

(1) Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing, and vesting of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.

(2) Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  Favorable lease buyout agreements were negotiated and executed in fiscal 2018, resulting in the reversal of $0.7 million previously recorded accelerated cease-use rent expense.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.

(3) Adjustment includes only certain expenses related to the Phoenix distribution center preparation, ramp up and post go-live activities, including incremental detention costs and certain consulting costs.

(4) Adjustment includes only certain incremental expenses which relate to the stockholder nominations as described in the Company’s Preliminary and Definitive Proxy Statements filed with the SEC on September 25, 2017 and October 5, 2017, respectively.

(5) Adjustment includes the gain recognized from the sale-leaseback transaction which occurred in the fourth quarter of fiscal 2016.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended June 30,		Twelve Months Ended June 30,

	2018	2017	2018	2017

	(unaudited)		(audited)

Net sales	$230,473	$223,642	$1,006,332	$966,665
Cost of sales	153,437	153,374	665,358	645,920
Gross profit	77,036	70,268	340,974	320,745

Selling, general and administrative expenses	86,479	87,397	361,924	353,025

Operating loss	(9,443)	(17,129)	(20,950)	(32,280)

Other income/(expense):
Interest expense	(587)	(424)	(2,061)	(1,485)
Other income, net	26	316	934	1,420
Loss before income taxes	(10,004)	(17,237)	(22,077)	(32,345)

Income tax provision/(benefit)	292	84	(139)	197

Net loss	$(10,296)	$(17,321)	$(21,938)	$(32,542)

Earnings per share
Net loss per common share:
Basic	$(0.23)	$(0.39)	$(0.50)	$(0.74)
Diluted	$(0.23)	$(0.39)	$(0.50)	$(0.74)

Weighted average number of common shares:
Basic	44,423	44,027	44,282	43,943
Diluted	44,423	44,027	44,282	43,943

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)
			June 30,	June 30,
			2018	2017
			(audited)	(audited)
Assets
Current assets:
Cash and cash equivalents			$9,510	$6,263
Inventories			234,365	221,906
Prepaid expenses			6,301	6,367
Other current assets			1,206	1,982
Total Current Assets			251,382	236,518
Property and equipment, net			121,117	118,397
Deferred financing costs			671	986
Other assets			3,086	2,252
Total Assets			$376,256	$358,153

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable			$88,912	$67,326
Accrued liabilities			41,765	44,260
Income taxes payable			66	11
Total Current Liabilities			130,743	111,597

Borrowings under revolving credit facility			38,480	30,500
Deferred rent			22,883	13,883
Asset retirement obligation — non-current			3,100	2,307
Other liabilities — non-current			796	1,027
Total Liabilities			196,002	159,314

Stockholders' equity			180,254	198,839
Total Liabilities and Stockholders' Equity			$376,256	$358,153

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
			Twelve Months Ended June 30,

			2018	2017

			(audited)
Cash flows from operating activities:
Net loss			$(21,938)	$(32,542)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization			25,671	21,349
Amortization of financing costs			315	326
Loss on disposal of assets			82	79
Gain on sale-leaseback transaction			(371)	(741)
Share-based compensation			3,433	4,184
Deferred income taxes			(565)	31
Construction allowances from landlords			8,568	2,566
Change in operating assets and liabilities:
Inventories			(12,543)	20,339
Prepaid and other assets			559	(1,138)
Accounts payable			22,612	(16,337)
Accrued liabilities			(362)	(2,047)
Deferred rent			1,280	4,964
Income taxes payable			62	19
Other liabilities — non-current			368	(648)
Net cash provided by operating activities			27,171	404

Cash flows from investing activities:
Capital expenditures			(30,764)	(41,682)
Proceeds from sale-leaseback transaction			-	-
Purchase of intellectual property			(42)	(5)
Proceeds from sale of assets			83	127
Net cash used in investing activities			(30,723)	(41,560)

Cash flows from financing activities:
Proceeds under revolving credit facility			195,500	176,500
Repayments under revolving credit facility			(187,520)	(146,000)
Change in cash overdraft			(1,026)	2,810
Proceeds from the exercise of employee stock options			4	8
Payments on capital leases			(159)	(26)
Purchase of treasury stock			-	(23)
Net cash provided by financing activities			6,799	33,269

Net increase/(decrease) in cash and cash equivalents			3,247	(7,887)

Cash and cash equivalents, beginning of period			6,263	14,150

Cash and cash equivalents, end of period			$9,510	$6,263

INVESTOR RELATIONS:
Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.comCaitlin.Morahan@icrinc.com

MEDIA:
Blynn Austin
PERRY STREET COMMUNICATIONS
214-965-9955
BAustin@perryst.com